Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-261491) of our report dated March 7, 2022 with respect to our audits of the consolidated financial statements of Tian Ruixiang Holdings Ltd and Subsidiaries as of October 31, 2021 and 2020, and for each of the three years in the period ended October 31, 2021, and the related notes, appearing in this Annual Report on Form 20-F1.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, NY
March 7, 2022